Exhibit 10.1
Amendment #1 to Immutable X Protocol Services and License Agreement

1.    Important Information
1.1    This is a legally binding agreement between GME Entertainment, LLC, a Delaware limited liability company (‘Licensee’, ‘you,’ ‘your’) and Immutable X Pty Ltd ACN 644 717 840 (“Immutable X”, “Immutable”, “us”), an Australian company (the “Amendment 1”). Licensee and Immutable, each a “Party” and, collectively, the “Parties.”
1.2    The Parties entered that certain Immutable X Protocol Services and License Agreement dated as of January 27, 2022 (the “Agreement”), to govern the use by Licensee of the Protocol (as defined in the Agreement).
1.3    The Parties wish to amend the Agreement to clarify that the parties original intent was that all Primary Fees and Secondary Fees will be the obligation of and paid by customers and end users of Licensee’s NFT marketplace automatically as part of use of the Protocol and not the obligation of, or paid directly by, Licensee.
1.4    For valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties hereby agree to the following.
2.    Amendments
2.1    Section 8.1 of the Agreement is hereby amended and restated in its entirety to read as follows:
“Primary Sales Fees shall be paid by the applicable customer of Immutable as set forth in the primary sales agreement between Immutable and such customer, and Trading Fees shall be paid by end-users of Licensee’s NFT marketplace. Licensee shall ensure that end users of Licensee’s NFT Platform are notified of such fees to be paid to Immutable for use of the Protocol. Neither Licensee nor any of the end-users of Licensee’s NFT Platform shall be responsible for paying any other fees to Immutable or any other party for transactions occurring off Licensee’s Platform. The Primary Sales Fees and Trading Fees are set forth in Exhibit A.”
2.2    The penultimate sentence included in Exhibit A of the Agreement is hereby amended and restated in its entirety to read as follows:
“The above represents the only fees charged by Immutable X to the end-users of the Licensee’s Platform to use the Immutable X Protocol.”
3.    MISC
3.1    Jurisdiction. These terms must be construed, and its provisions interpreted under and in accordance with the laws of the State of Delaware. The parties submit to the exclusive jurisdiction of the Courts of Delaware, including any appellate Courts thereof for any claims not subject to arbitration under the Agreement. The United Nations Convention on Contracts for the International Sale of Goods will not apply.

3.2    Entire Agreement. This Amendment 1, together with the Agreement, constitute the entire agreement between the Licensee and Immutable in relation to its subject matter and supersedes all previous and contemporaneous understandings between the parties in relation to its subject matter.
3.3    Amendments. Except for the amendments set forth in Section 2 of this Amendment 1, the Agreement shall continue in full force and effect. The Parties agree that all obligations under, and as defined in, the Agreement shall remain outstanding, shall constitute continuing obligations, and this Amendment 1 shall not be deemed evidence or result in a novation of such obligations and liabilities.

Executed by Immutable X Pty Ltd by its authorised representative:	May 31, 2022
Dated
/s/ Robbie Ferguson
Signature
Robbie Ferguson, Director
Name and capacity

Executed by GME Entertainment, LLC by its authorized representative:	May 30, 2022
Dated
/s/ Mark Robinson
Signature
Mark Robinson, General Counsel
Name and capacity

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